Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE American – REI

RING ENERGY ANNOUNCES THE CLOSING OF THE STRONGHOLD PERMIAN BASIN ASSETS ACQUISITION

The Woodlands, TX – September 1, 2022 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced it has completed its previously announced acquisition (the “Transaction”) of the assets of privately-held Stronghold Energy II Operating, LLC and Stronghold Energy II Royalties, LP (collectively, “Stronghold”). Stronghold’s operations are located primarily in Crane County, Texas and focused on the development of approximately 37,000 net acres in the Permian Basin’s Central Basin Platform (“CBP”).

KEY HIGHLIGHTS

•	Immediately accretive to key metrics and significantly increases Adjusted EBITDA(1) and free cash flow (“FCF”)(1) generation, as well as lowers per barrel operating and general and administrative costs;
•	Strengthens the balance sheet and accelerates the Company’s ability to pay down debt
o	Improves expected 2022 year-end leverage ratio(2) to below 1.5 times versus the previous target of below 2.0 times;
•	Acquired high-quality, conventional, Proved Developed Producing (“PDP”) asset base with high-margin and low decline rates in the most active county in the CBP;
•	Enhances size and scale through material growth in proved reserves, sales volumes, operating footprint and premium, high rate of return inventory; and
•	Better positions Ring for future potential transactions or other stockholder return-of-capital opportunities, while continuing the Company’s commitment to ESG and sustainability.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “We are pleased to inform our stockholders that we closed our previously announced acquisition of Stronghold’s Permian Basin assets on August 31, 2022. This Transaction truly complements our conventional-focused Central Basin Platform and Northwest Shelf asset positions in the Permian Basin. The combination further diversifies our commodity mix, significantly enhances our size and scale, lowers our per barrel operating costs, provides for meaningful synergies and increased operations optionality on multiple fronts, and most important, is immediately accretive across key operational and financial metrics for Ring’s stockholders.

“With the completion of the Transaction, we have materially increased our inventory of high rate-of-return drilling and recompletion projects. As we leverage our extensive expertise in applying the latest unconventional and conventional technologies to optimally develop our deep inventory of investment opportunities, we fully expect to improve our capital deployment efficiency across our expanded footprint. The combination of lower per barrel operating costs and a substantially expanded inventory of high-margin, capital efficient development opportunities is expected to increase free cash flow, accelerate the rate at which we pay down debt, and improve our leverage metrics. This places us in a much stronger position to expand through additional acquisitions or enhance stockholder returns through potential return of capital opportunities in the future.”

TRANSACTION CONSIDERATION

After taking into account closing adjustments for interim cash flow based on an effective date of June 1, 2022 and other customary items, consideration for the Transaction consisted of:

•	Approximately $167.9 million in cash;
•	$15.0 million of a deferred cash payment on or about February 28, 2023;
•	$20.0 million for the assumption of a Stronghold hedge liability; and
•	The issuance of approximately 21.3 million shares of common stock and 153,176 shares of Convertible Preferred Stock, convertible into approximately 42.5 million shares of common stock upon a stockholder vote.

The cash portion of the consideration was funded primarily from borrowings under a new fully committed revolving credit facility (the “Credit Facility”) underwritten by Truist Securities, Citizens Bank, N.A., KeyBanc Capital Markets and Mizuho Securities. The borrowing base of the $1.0 billion Credit Facility was increased from $350.0 million to $600.0 million at the closing of the Transaction.

OWNERSHIP & GOVERNANCE

Stronghold is majority owned by Warburg Pincus, LLC, a leading growth investor (“Warburg Pincus”). Collectively, Stronghold’s owners now are Ring’s largest stockholder. Ring’s Board of Directors has been expanded from seven to nine directors, including two members proposed by Stronghold.

OUTLOOK AND GUIDANCE

During the next several weeks, the Company plans to complete its development and operational plans for the combined entity and intends to provide updated guidance for the remainder of 2022, as well as an initial outlook for full year 2023.

ABOUT RING ENERGY, INC.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the conventional development of its Permian Basin assets in West Texas and New Mexico. For additional information, please visit www.ringenergy.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation: failure to achieve the expected benefits of the Stronghold acquisition to Ring and its stockholders; the expected future reserves, production financial position, business strategy, revenues, earnings, costs levels of the combined company may not be in line with management’s expectations; plans and objectives of management for future operations may be materially different than planned; the ability to integrate the operations of the combined entities successfully and achieve anticipated benefits from it may not occur in line with expectations of Ring management; risks related to any unforeseen liabilities, and, risks related to the amounts of debt levels in periodic redeterminations of the borrowing base under Ring’s credit agreement. These statements are also subject to certain risks and uncertainties that are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

NON-GAAP INFORMATION

Certain financial information utilized by the Company are not measures of financial performance recognized by accounting principles generally accepted in the United States (“GAAP”).

The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, ceiling test impairment, income tax (benefit) expense, depreciation, depletion and amortization, asset retirement obligation accretion and share-based compensation. Company management believes this presentation is relevant and useful because it helps investors understand the Company’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as the Company calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above) less net interest expense (excluding amortization of deferred financing cost), capital expenditures and proceeds from divestiture of oil and natural gas properties. For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

CONTACT INFORMATION

Al Petrie Advisors

Al Petrie, Senior Partner

Phone: 281-975-2146

Email: apetrie@ringenergy.com

FOOTNOTES

(1)	Represents a non-GAAP financial measure that should not be considered a substitute for any GAAP measure. See section in this release titled “Non-GAAP Information” for a more detailed discussion.

(2)	Defined as total debt divided by trailing twelve months (“TTM”) Adjusted EBITDA.